Exhibit 99.1

For Immediate Release

HOSPIRA BOARD NAMES F. MICHAEL BALL NEW CEO;

CHRISTOPHER B. BEGLEY TO ASSUME EXECUTIVE CHAIRMAN ROLE

-Ball’s deep industry experience, international business acumen and transformative leadership style support Hospira’s focus on driving strategic growth and shareholder value-

LAKE FOREST, Ill., March 7, 2011 — The board of directors of Hospira, Inc. (NYSE: HSP), a global specialty pharmaceutical and medication delivery company, today announced the election of F. Michael (Mike) Ball as the company’s new chief executive officer (CEO) and a member of the board, effective March 28, 2011. Mr. Ball, 55, currently President, Allergan, Inc., succeeds the company’s founding CEO, Christopher B. Begley, who will assume the role of executive chairman.

“From the outset of our CEO search, the board and I were determined to identify a candidate who would extend Hospira’s growth trajectory, expand our global reach, and inspire our employees as we continue our patient-focused journey to sustainable top-tier financial performance,” said Mr. Begley. “With his proven track record of growing complex global businesses, demonstrated success in leading diversified healthcare portfolios and strong commitment to creating value for all company stakeholders, we found the perfect fit with Mike Ball. We are thrilled to welcome Mike to the Hospira family, and I look forward to partnering with him and our board to continue to advance our great company — a company that is stronger and better positioned for success now than at any point in our rich history.”

Mr. Ball joins Hospira following a distinguished 16-year career with Allergan, a multi-specialty healthcare company with a presence in more than 100 countries and a broad portfolio of pharmaceuticals, biologics and medical devices. During his tenure at Allergan, Mr. Ball was responsible for accelerating growth in international markets and leading the strategy and execution of global commercial activities for a diverse slate of businesses, including specialty pharmaceuticals, over-the-counter products and surgical devices.

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Recognized for his intense customer focus and exceptional results, Mr. Ball helped drive top-tier financial performance over a 10-year period and earn the No. 1 or No. 2 market share position in most of the company’s marketed therapeutic categories.

Said Mr. Ball, “I am deeply honored and excited to join Hospira’s 14,000 employees in advancing our shared passion to increase patient and caregiver safety and productivity, reduce the high costs of healthcare, and provide the highest quality products that address critical unmet needs around the globe. With our strong financial position, market leadership and talented workforce, Hospira is uniquely positioned to capitalize on our exceptional growth potential while we create value for our employees, customers, shareholders and global communities.”

Commenting on Mr. Ball’s appointment, Irving W. Bailey, II, Hospira’s lead independent director, said, “Mike brings to Hospira more than 25 years of global healthcare experience, an outstanding record of results-oriented performance and clear alignment with our strategy and culture. The board is confident that he is the right person to lead Hospira’s continued growth and success.” Added Mr. Bailey, “Working together, Chris and Mike will ensure a seamless transition for our employees, customers and shareholders, and we are deeply grateful for Chris’ continued, active leadership in the role of executive chairman.”

As executive chairman, Mr. Begley will focus on ensuring continuity of leadership, providing strategic counsel to Mr. Ball and managing an orderly transition of the CEO responsibilities.

Mr. Begley assumes the executive chairman role after launching Hospira as the company’s founding CEO following its 2004 spin-off from Abbott Laboratories. During his tenure, Hospira doubled its market capitalization, geographic footprint and revenue outside the United States; improved adjusted gross margins by more than 1,000 basis points; and generated more than $3 billion in cash flow from operations.

For more information on key company facts and accomplishments, visit:

•                  Hospira Corporate Fact Sheet

•                  Hospira Achievements and Timeline

About F. Michael Ball

Prior to his appointment as Hospira CEO, and since 2006, Mr. Ball served as the President of Allergan. He joined the company in 1995 and held a number of leadership roles including Executive Vice President and President, Pharmaceuticals; President, North America Region and President, Global Eyecare.

Before Allergan, Mr. Ball served as Senior Vice President for Syntex Laboratories USA and President, Syntex Canada, where his responsibilities spanned marketing, sales, regulatory and clinical functions, as well as the creation of an authorized generics business. He started his healthcare career at Eli Lilly and Company.

Born in Canada, Mr. Ball earned both his bachelor’s degree in life sciences and his master of business administration degree in marketing at Queen’s University, Ontario, Canada. He completed an executive management program at Stanford University and has served on the board of STEC, Inc. since 2000.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 14,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 -

A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, regulatory, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts: Media Stacey Eisen (224) 212-2276	Financial Community Karen King (224) 212-2711

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